Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2005 (except Notes 8 and 12 for which the date is February 24, 2005) on the consolidated balance sheets of ISCO International, Inc. and subsidiaries as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows of ISCO International, Inc. for each of the three years ended December 31, 2004, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference to our report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Chicago, Illinois

July 15, 2005